Exhibit 10.2

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of November 7, 2025, by and among Cantor EP Holdings III, LLC, a Delaware limited liability company (“Sponsor”), Cantor Equity Partners III, Inc., a Cayman Islands exempted company (“SPAC”), AIR Limited, a private limited company organized under the laws of Jersey (the “Company”), and AIR Holdings Limited, a private limited company organized under the laws of Jersey (“PubCo”). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement by and among SPAC, the Company, PubCo, Genesis Cayman Merger Sub Limited, a Cayman Islands exempted company (“Cayman Merger Sub”), and Genesis Jersey Merger Sub Limited, a private limited company organized under the laws of Jersey (“Jersey Merger Sub”), dated as of the date of this Agreement (as may be amended from time to time, the “BCA”).

WHEREAS, as of the date of this Agreement, Sponsor owns 6,900,000 SPAC Class B Ordinary Shares (the “Founder Shares”) and 580,000 SPAC Class A Ordinary Shares (the “Private Placement Shares” and, together withs the Founder Shares and any New Securities (as defined below) of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement, the “Sponsor Shares”);

WHEREAS, in connection with SPAC’s initial public offering (the “IPO”), SPAC, Sponsor and the then current officers and directors of SPAC entered into a letter agreement, dated as of June 25, 2025 (as amended, the “Insider Letter”), pursuant to which Sponsor agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the SPAC Ordinary Shares owned by it;

WHEREAS, Article 17 of SPAC’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “SPAC Memorandum”) provides, among other matters, that the SPAC Class B Ordinary Shares will automatically convert into SPAC Class A Ordinary Shares upon the consummation of an initial business combination, subject to adjustment if additional SPAC Class A Ordinary Shares or Equity-linked Securities (as defined in the SPAC Memorandum) are issued or deemed issued in excess of the amounts sold in the IPO (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company, PubCo, Cayman Merger Sub and Jersey Merger Sub are entering into the BCA, pursuant to which, upon the consummation of the transactions contemplated thereby, among other matters (a) Cayman Merger Sub will merge with and into SPAC (with SPAC surviving such merger as a direct wholly-owned subsidiary of PubCo) (the “Cayman Merger”) and (b) no earlier than the Cayman Merger, Jersey Merger Sub will merge with and into the Company (with the Company surviving such merger as an indirect wholly-owned subsidiary of PubCo) (the “Jersey Merger” and, together with the Cayman Merger and the other transactions contemplated by the BCA and the Ancillary Documents, the “Transactions”), upon the terms and subject to the conditions set forth therein; and

WHEREAS, as a condition and inducement to the Company’s and PubCo’s willingness to enter into the BCA, the Company and PubCo have required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Sponsor Voting Requirements. At any meeting of the SPAC Shareholders, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the SPAC Shareholders is sought, Sponsor shall (i) if a meeting is held, appear at each such meeting (in person or by proxy) or otherwise cause all of the Sponsor Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Sponsor Shares:

(a) in favor of each Shareholder Approval Matter;

(b) against any SPAC Acquisition Proposal or Alternative Transaction;

(c) against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the Transactions);

(d) against any change in the business of SPAC; and

(e) against any proposal, action or agreement involving SPAC that would or would reasonably be expected to (i) impede, frustrate, prevent or nullify any provision of this Agreement, the BCA or any Ancillary Document, (ii) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the BCA or any Ancillary Document, (iii) result in any of the conditions in respect of obligations of SPAC or the Parties set forth in Article X of the BCA not being fulfilled, or (iv) change in any manner the capitalization of, including the voting rights of any class of share capital of, SPAC (other than in connection with the Shareholder Approval Matters).

2. Enforcement of Insider Letter. During the Interim Period, for the benefit of the Company and PubCo, (a) Sponsor agrees that it shall fully comply with, and perform all of its obligations, covenants and agreements set forth in, the Insider Letter, including not redeeming its Sponsor Shares in connection with the Transactions and complying with the transfer restrictions with respect to the Founder Shares and Private Placement Shares, (b) SPAC agrees to enforce the Insider Letter in accordance with its terms, and (c) each of Sponsor and SPAC agree not to amend, modify or waive any provision of the Insider Letter without the prior written consent of the Company and PubCo (not to be unreasonably withheld, delayed or conditioned).

3. New Shares. In the event that, during the Interim Period, (a) any SPAC Ordinary Shares or other equity securities of SPAC are issued to Sponsor in respect of the Founder Shares or the Private Placement Shares pursuant to the Anti-Dilution Right or any share dividend, share subdivision, recapitalization, reclassification, combination or exchange of SPAC Ordinary Shares owned by Sponsor or otherwise, then such SPAC Ordinary Shares or other equity securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted Founder Shares or Private Placement Shares, as applicable, or (b) Sponsor (i) purchases or otherwise acquires beneficial ownership of any SPAC Ordinary Shares or other equity securities of SPAC, or (ii) acquires the right to vote any SPAC Ordinary Shares or other equity securities of SPAC (such SPAC Ordinary Shares or other equity securities of SPAC referred to in clauses (b)(i) and (ii), collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms set forth in Sections 1 and 2 to the same extent as if they constituted the Sponsor Shares.

4. Waiver of Anti-Dilution Protection. Sponsor, as the holder of all of the issued and outstanding SPAC Class B Ordinary Shares, solely in connection with and only for the purpose of the proposed Transactions, and subject to and conditioned upon the Cayman Closing and the Jersey Closing occurring, hereby, automatically and without any further actions by Sponsor, waives, to the fullest extent permitted by law, the Anti-Dilution Right, and agrees that the SPAC Class B Ordinary Shares (following the forfeiture and cancellation pursuant to Section 5) will convert into SPAC Class A Ordinary Shares only upon the Initial Conversion Ratio (as defined in the SPAC Memorandum to be 1:1) in connection with the Transactions. This waiver shall be void and of no force and effect if the BCA is validly terminated in accordance with its terms immediately following such valid termination. All other terms related to the SPAC Class B Ordinary Shares shall remain in full force and effect, except as modified as set forth directly above or as contemplated by the BCA or the Ancillary Documents in connection with the consummation of the Transactions, which modification shall be effective only upon the consummation of the Transactions.

5. Forfeiture. Prior to the conversion of the SPAC Class B Ordinary Shares into SPAC Class A Ordinary Shares in accordance with the BCA and solely in connection with and only for the purpose of the proposed Transactions, Sponsor shall, subject to and conditioned upon the Cayman Closing and the Jersey Closing occurring, automatically and irrevocably surrender and forfeit, for no consideration, as a contribution to capital to SPAC, 3,400,000 of the SPAC Class B Ordinary Shares held by Sponsor (the “Forfeited Shares”). The Forfeited Shares shall be automatically and immediately cancelled by SPAC (and SPAC shall promptly direct SPAC’s transfer agent, or such other intermediaries as appropriate, to take any and all such actions incident thereto). SPAC and Sponsor shall take such actions as are necessary to cause the Forfeited Shares to be retired and canceled, after which such Forfeited Shares shall no longer be issued and outstanding.

6. Waiver and Release of Claims. Sponsor covenants and agrees as follows:

(a) Subject to and conditioned upon the Cayman Closing and the Jersey Closing, effective as of the Cayman Closing (and subject to the limitations set forth in paragraph (c) below), Sponsor, on behalf of itself and its controlled Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other Person claiming by, through or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties” provided, for the avoidance of doubt, that SPAC shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge SPAC, the Company, PubCo, Cayman Merger Sub, Jersey Merger Sub, each Company Shareholder who delivers a Shareholder Support Agreement and each of its and their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Cayman Closing (each a “Claim” and, collectively, the “Claims”); provided, however, that the release, waiver and discharge by Sponsor’s Affiliates is limited to Claims that arise from the Transactions.

(b) Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the Law that may apply to potential Claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of Law.

(c) Notwithstanding the foregoing provisions of this Section 6 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge, any Claims that arise under or are based upon the terms of any of the following (as they may be amended from time to time in accordance with their terms and the terms of the BCA): (i) this Agreement, (ii) any Ancillary Document to which Sponsor is a party, (iii) any letter of transmittal to which Sponsor is a party, (iv) any other document, certificate or Contract executed or delivered in connection with the BCA to which Sponsor is a party, (v) any rights a Releasing Party has to indemnification from SPAC arising out of the Transactions, (vi) the Insider Letter, (vii) the Business Combination Marketing Agreement, dated June 25, 2025, by and between Cantor Fitzgerald & Co. (“CF&Co.”) and SPAC, (viii) the Underwriting Agreement, dated June 25, 2025, by and between CF&Co. and SPAC, (ix) the Expense Advancement Agreement, dated as of June 25, 2025, by and between SPAC and Sponsor, the Sponsor Working Capital Note, the Sponsor Trust Contribution Note, and any other promissory notes and/or expense advance agreements entered into by and between SPAC and Sponsor prior to the Cayman Closing without violation of the terms of the BCA, (x) the letter agreement, dated as of October 23, 2025, by and between CF&Co. and SPAC, (xi) any subscription agreements entered into in connection with any PIPE Investment to which a Releasing Party may be a party, (xii) any agreement entered into with respect to services provided by CF&Co. pursuant to any PIPE Investments (if any) to which a Releasing Party may be a party, (xiii) any agreement entered into with respect to the financial advisory, placement agency or other similar investment banking services provided by CF&Co. to SPAC and/or PubCo, or (xiv) the SPAC Memorandum or any indemnity agreement of any director or officer of SPAC with SPAC with or for the benefit of a Releasing Party with respect to any Claims for indemnification, contribution, set-off, reimbursement or similar rights.

(d) Notwithstanding the foregoing provisions of this Section 6, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto. Notwithstanding anything to the contrary contained herein, Sponsor (and each of its Affiliates other than SPAC) and SPAC shall be deemed not to be Affiliates of each other for purposes of this Section 6.

7. SPAC Loan Conversion. The parties hereby agree that, subject to and conditioned upon the Cayman Closing and the Jersey Closing, the aggregate of all amounts outstanding and due to Sponsor from SPAC as of the Cayman Closing under the SPAC Loans shall be repaid as follows: (a) with respect to the Sponsor Working Capital Note, the aggregate amount owed by SPAC, as set forth on the statement delivered by SPAC prior to the Cayman Closing pursuant to Section 8.19(a) of the BCA (the “SPAC Pre-Closing Statement”), shall be automatically converted, immediately prior to the Cayman Merger, into SPAC Class A Ordinary Shares at $10.00 per share, and that upon the issuance and delivery of such SPAC Class A Ordinary Shares to Sponsor, the Sponsor Working Capital Note shall be deemed satisfied in full; and (b) with respect to all other SPAC Loans (other than the Sponsor Working Capital Note), all amounts outstanding thereunder as of the Cayman Closing, as set forth on the SPAC Pre-Closing Statement, shall be repaid in cash at the Cayman Closing in accordance with Section 8.19(a) of the BCA, and that upon the repayment in cash in full, such other SPAC Loans shall be deemed satisfied in full.

8. Sponsor Earnout.

(a) Sponsor hereby agrees that, upon and subject to the Cayman Closing and the Jersey Closing, it will not Transfer (as such term is defined in the Insider Letter) one million five hundred thousand (1,500,000) of the PubCo Ordinary Shares that Sponsor receives in the Cayman Merger in exchange for its Founder Shares (together with any equity securities paid as dividends or distributions with respect to such PubCo Ordinary Shares or into which such PubCo Ordinary Shares are exchanged or converted, in either case, after the Cayman Closing, the “Earnout Shares”), unless, until and to the extent that a Release Event (as defined below) has occurred with respect to such Earnout Shares; provided, that Sponsor may, subject to the terms and on the conditions set forth in Section 14(h), Transfer all or any portion of the Earnout Shares to any Person that qualifies as a permitted transferee under Section 7(c) of the Insider Letter (each, a “Permitted Transferee”).

(b) In the event that a Release Event has not occurred on or prior to the date which is five (5) years following the Cayman Closing Date (the “Termination Date” and, the period from the Cayman Closing Date until and including the Termination Date, the “Earnout Period”) with respect to all of the Earnout Shares, Sponsor hereby agrees to the redesignation and immediate redemption and cancellation of any of its Earnout Shares in accordance with the relevant provisions of the A&R PubCo Charter. In order to effectuate such redesignation, redemption and cancellation in the event that a Release Event has not been achieved by the Termination Date, Sponsor shall promptly deliver its Earnout Shares that have not been subject to a Release Event to PubCo in certificated or book-entry form (at the election of Sponsor) for redesignation, redemption and cancellation by PubCo, and Sponsor shall cease to have any right, title or interest in and to such Earnout Shares.

(c) The share certificates (if any are issued) representing the Earnout Shares shall be stamped or otherwise imprinted with, and each book-entry account evidencing any Earnout Shares must bear, a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER, DIVIDENDS AND OTHER RIGHTS SET FORTH IN SECTION 8 OF THE SPONSOR SUPPORT AGREEMENT, DATED AS OF NOVEMBER 7, 2025, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AND THE OTHER PARTIES THERETO, AS AMENDED FROM TIME TO TIME. A COPY OF SUCH SPONSOR SUPPORT AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) PubCo will cause its transfer agent to remove such legend as promptly as practicable, but in any event within three (3) Business Days, after the written request by Sponsor following a Release Event with respect to such Earnout Shares. Until and unless the Earnout Shares are released to PubCo for redesignation, redemption and cancellation, Sponsor will have full ownership rights to the Earnout Shares, including the right to vote such shares and to receive dividends and distributions paid in cash thereon; provided, however, that Earnout Shares are deemed to include all distributions payable thereon in stock or other non-cash property (“Non-Cash Dividends”), and such Non-Cash Dividends (to the extent attributable to Earnout Shares that are redesignated, redeemed and cancelled pursuant to this Section 8) shall be forfeited by Sponsor in accordance with the terms governing redesignation, redemption and cancellation of Earnout Shares in this Section 8.

(e) Pursuant to, and in accordance with this Agreement, the Earnout Shares shall vest and no longer be subject to redesignation, redemption and cancellation as follows (each, as applicable to the relevant Earnout Shares, a “Release Event”):

(i) 750,000 of the Earnout Shares will vest and no longer be subject to redesignation, redemption and cancellation if the closing price of the PubCo Ordinary Shares (or any common or ordinary equity security that is the successor to the PubCo Ordinary Shares (together with the PubCo Ordinary Shares, the “Public Ordinary Shares”) on the principal exchange on which such securities are then listed or quoted is at or above $12.50 (the “First Price Threshold”) for twenty (20) Trading Days (which need not be consecutive) over a consecutive thirty (30) Trading Day period at any time during the Earnout Period (the “First Earnout Condition”);

(ii) 750,000 of the Earnout Shares will vest and no longer be subject to redesignation, redemption and cancellation if the closing price of the Public Ordinary Shares on the principal exchange on which such securities are then listed or quoted is at or above $15.00 (the “Second Price Threshold” and, together with the First Price Threshold, the “Price Thresholds”) for twenty (20) Trading Days (which need not be consecutive) over a consecutive thirty (30) Trading Day period at any time during the Earnout Period (the “Second Earnout Condition” and, together with the First Earnout Condition, the “Earnout Conditions”);

(iii) if either of the Earnout Conditions shall be satisfied on or prior to the Termination Date, then as promptly as practicable following the achievement of each applicable Price Threshold, but in any event within three (3) Business Days, PubCo shall cause its transfer agent to, upon receipt of written notice from Sponsor and PubCo, certifying that the applicable Price Threshold have been achieved, release the Earnout Shares to Sponsor; and

(iv) if an Early Release Event occurs prior to the Termination Date, then all of the Earnout Shares that have not yet vested will vest and no longer be subject to redesignation, redemption and cancellation or the transfer restrictions in this Section 8, effective immediately prior to the consummation of such Early Release Event.

(f) For purposes of this Agreement, (i) an “Early Release Event” means the occurrence of any of the following: (A) if PubCo is merged, consolidated or reorganized with or into another Person except for any such merger or consolidation in which the PubCo Ordinary Shares outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of the surviving or resulting corporation (or of a parent company thereof); (B) PubCo sells, leases, assigns, transfers, licenses or otherwise disposes of, in one or a series of related transactions, all or substantially all of the assets of PubCo and its Subsidiaries, taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of PubCo if substantially all of the assets of PubCo and its Subsidiaries taken as a whole are held by such Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of PubCo; (C) a Schedule 13D or Schedule 13G report (or any successor schedule form or report), each as promulgated pursuant to the Exchange Act, is filed with the SEC disclosing that any person or group (as the terms “person” and “group” are used in Section 13(d) or Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term “beneficial owner” is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of a percentage of the outstanding Public Ordinary Shares that represents more than 50% of the voting power of PubCo, provided, that any amendment to a Schedule 13D or Schedule 13G report (or any successor schedule form or report) filed by (1) a person or group which, immediately after the Jersey Closing, beneficially owns a percentage of the outstanding Public Ordinary Shares that represents more than 50% of the voting power of PubCo; or (2) an Affiliate of such person or group described in clause (1) who is a Permitted Transferee of all or any portion of such Public Ordinary Shares, to reflect changes to the allocation of Public Ordinary Shares beneficially owned by the original reporting persons thereunder or their respective Affiliates who are Permitted Transferees of such Public Ordinary Shares shall not be deemed to trigger this clause (C) so long as such original reporting persons and/or their respective Permitted Transferee Affiliates continue to beneficially own more than 50% of the voting power of PubCo in the aggregate; (D) if PubCo shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act or otherwise ceases to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act; or (E) if PubCo Ordinary Shares or other Public Ordinary Shares shall cease to be listed on a national securities exchange; and (ii) “Trading Day” means any day on which the Public Ordinary Shares are actually traded on the principal exchange on which such securities are then listed or quoted.

(g) The Price Thresholds and the applicable number of Earnout Shares released for each applicable Release Event shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Public Ordinary Shares after the Cayman Closing and the Jersey Closing, as applicable. For avoidance of doubt, share dividends include the fair market value of any securities or other assets paid or payable by PubCo or any successor public company to holders of Public Ordinary Shares.

9. Lock-Up.

(a) Sponsor hereby agrees that, upon and subject to the Cayman Closing, it shall not Transfer any PubCo Ordinary Shares issued to Sponsor at the Cayman Closing into which the Founder Shares are converted pursuant to Section 3.1(a)(iii) of the BCA (the “Lock-Up Shares”) until the earlier of: (i) the date that is six (6) months from the Cayman Effective Time and (ii) the date on which an Early Release Event (the period beginning on the Cayman Closing Date and ending upon the earlier of clause (i) and (ii) being, the “Lock-Up Period”).

(b) Notwithstanding the foregoing under Section 9(a), Sponsor may Transfer the Lock-Up Shares to (i) a Permitted Transferee, provided such transferee agrees in writing to be bound by the terms of this Section 9, or (ii) grant Liens over such Lock-Up Shares to secure obligations which arise under or in connection with bona fide financial facilities entered into by Sponsor, its Affiliates or any Permitted Transferee, on one hand, and a third-party Lien-holder, on the other hand, for the benefit of Sponsor, its Affiliates or such Permitted Transferee, as applicable, provided, that during the Lock-Up Period, such Lien-holder shall not be permitted to foreclose upon such Lock-Up Shares or otherwise be entitled to enforce its rights or remedies with respect to such Lock-Up Shares, including the right to vote, Transfer or take title to or ownership of such Lock-Up Shares.

(c) The share certificates (if any are issued) representing the Lock-Up Shares shall be stamped or otherwise imprinted with, and each book-entry account evidencing any Lock-Up Shares must bear, a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER, DIVIDENDS AND OTHER RIGHTS SET FORTH IN SECTION 9 OF THE SPONSOR SUPPORT AGREEMENT, DATED AS OF NOVEMBER 7, 2025, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED FROM TIME TO TIME. A COPY OF SUCH SPONSOR SUPPORT AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) PubCo will cause its transfer agent to remove such legend as promptly as practicable, but in any event within three (3) Business Days, following the expiration of the Lock-Up Period.

(e) This Section 9 shall supersede Section 7 of the Insider Letter, which Section 7 of the Insider Letter shall be of no further force or effect upon the beginning of the Lock-up Period.

10. Representations and Warranties of Sponsor. Except as set forth in the SEC Reports or in any other report filed by Sponsor with the SEC that are available on the SEC’s website through EDGAR at least two (2) Business Days prior to the date of this Agreement, Sponsor represents and warrants to the Company and to PubCo, as follows:

(a) Authorization. Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by the Company, PubCo and SPAC, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to the Enforceability Exceptions.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, Consent of, or other action by or in respect of, any Governmental Authority or Nasdaq on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate any provision of the Governing Documents of Sponsor in any material respect, (B) conflict with or violate any Law applicable to Sponsor or by which any property or asset of Sponsor is bound, (C) require any material consent or notice, or result in any material violation or breach of, or materially conflict with, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any material benefit under, or result in the triggering of any material payments pursuant to, any of the terms, conditions or provisions of any Contract to which Sponsor is a party or by which any of Sponsor’s properties or assets are bound or any Law applicable to Sponsor or Sponsor’s properties or assets, or (D) result in the creation of any Lien on any property or asset of Sponsor, except in the case of clauses (B) and (D) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership of Founder Shares and Private Placement Shares. As of the date of this Agreement, (i) Sponsor is the sole record and beneficial owner of the Founder Shares and the Private Placement Shares, free and clear of all Liens (other than Liens arising under applicable securities Laws, this Agreement and the Insider Letter), (ii) Sponsor has the sole voting power with respect to the Founder Shares and the Private Placement Shares, (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to the Founder Shares and the Private Placement Shares, (iv) there is no limitation on Sponsor’s ability to sell or otherwise dispose of the Founder Shares and the Private Placement Shares other than restrictions arising under applicable securities Laws, this Agreement and the Insider Letter, (v) the Founder Shares and the Private Placement Shares are the only equity securities in SPAC owned of record by Sponsor and (vi) neither Sponsor nor its Affiliates hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC, other than as set forth in this Agreement or the Sponsor Working Capital Note, the Sponsor Trust Contribution Note or as described in the SEC Reports.

(d) Contracts with SPAC. Except for (i) the Contracts described in Section 6(c) or otherwise disclosed in the SPAC Disclosure Letter and (ii) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC at least two (2) Business Days prior to the date of this Agreement, none of Sponsor or any of the controlled Affiliates of Sponsor is a party to, or has any rights with respect to or arising from, any Contract with SPAC.

(e) Litigation. There is no Action pending, or, to the Knowledge of Sponsor, threatened Action against Sponsor, or, to the Knowledge of Sponsor, any of its directors, managers, officers or employees (in their capacity as such) or otherwise affecting Sponsor or its assets, including any condemnation or similar proceeding, nor is any Governmental Order outstanding against or involving Sponsor, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Material Adverse Effect (as defined below) on Sponsor. There is no unsatisfied judgment or open injunction binding upon Sponsor that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sponsor. There is no Action that Sponsor has pending against any other Person. Sponsor is not subject to any Governmental Orders of any Governmental Authority, nor are any such Governmental Orders pending. For the purposes of this Agreement, (i) “Knowledge” of Sponsor shall have the meaning ascribed thereto in clause (c) of such definition under the BCA, applied to Sponsor as if it had been a Party thereunder; and (ii) a “Material Adverse Effect” shall mean a SPAC Material Adverse Effect as applied to Sponsor, this Agreement and the Transactions contemplated hereby, in each case, mutatis mutandis.

(f) Finders and Brokers. Except as set forth on Section 5.15 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from Sponsor, SPAC, the Company or PubCo, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of Sponsor or any of its Affiliates.

(g) Acknowledgment. Sponsor understands and acknowledges that each of SPAC, the Company and PubCo is entering into the BCA in reliance upon Sponsor’s execution and delivery of this Agreement.

(h) Intended Tax Treatment. Sponsor has not taken, or agreed to take, any action not contemplated by the BCA and/or any Ancillary Documents that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment. To the Knowledge of Sponsor, there are no facts or circumstances that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

11. Further Assurances. Sponsor hereby agrees that it shall (a) execute and deliver, or cause to be executed and delivered, such Ancillary Documents as may be necessary to satisfy any condition to consummate the Transactions under the BCA, in substantially the form previously provided to Sponsor as of the date of this Agreement, (b) undertake commercially reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, within the reasonable control of Sponsor and that do not impose any cost, liability or obligation on Sponsor (or result in a waiver or loss of any rights of Sponsor), in each case, as are reasonably necessary for the purpose of effectively carrying out the Transactions.

12. Other Covenants.

(a) Binding Effect of the BCA. Sponsor hereby agrees to be bound by and comply with Sections  8.15 (Public Announcements), 8.16 (Confidential Information) and 8.24 (No Solicitation) of the BCA (and any relevant definitions contained in any such Sections of the BCA) as if Sponsor was an original signatory to the BCA with respect to such provisions to the same extent as such provisions apply to SPAC.

(b) Disclosure. Sponsor hereby authorizes PubCo and SPAC to publish and disclose in any announcement or disclosure, in each case, required by the SEC or Nasdaq, as applicable (including all documents and schedules filed with the SEC in connection with the foregoing, including the Proxy/Registration Statement), Sponsor’s identity and ownership of the SPAC Ordinary Shares and the nature of Sponsor’s commitments and agreements under this Agreement, the BCA, the Ancillary Documents and any other agreements to the extent such disclosure is required by applicable securities Laws, the SEC or Nasdaq, as applicable; provided that the content of any such disclosure shall require the prior written consent of Sponsor (not to be unreasonably withheld, delayed or conditioned); provided, further, that nothing contained herein shall prevent PubCo or SPAC from making any public announcements or disclosures with respect to Sponsor containing information that has already been made public by the parties in compliance with this Section 12(b).

13. Waiver of Dissenters’ Rights. Sponsor hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Companies Act and any other similar statute in connection with the Cayman Merger and the BCA.

14. General.

(a) Termination. This Agreement shall terminate on the earliest to occur of (i) mutual agreement signed in writing by each of the parties hereto, (ii) upon any amendment or modification of the BCA or any Ancillary Document without the prior written consent of Sponsor that adversely affects Sponsor relative to any other SPAC Shareholder in any material respect, including any reduction or change in the Per Share Cayman Merger Consideration under the BCA and (iii) automatically at such time that none of the Earnout Shares remain subject to the terms and conditions of Section 8 and (iv) at such time, if any, as the BCA is terminated in accordance with its terms prior to the Cayman Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such party, in either case, prior to termination of this Agreement. Notwithstanding the foregoing, Sections 2, 4, 5, 6, 11 and this Section 14 shall survive any termination of this Agreement pursuant to clause (i) of the immediately preceding sentence in accordance with their terms.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

if to SPAC (prior to the Cayman Closing), to it at:

Cantor Equity Partners III, Inc.

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email : CantorEquityPartners@cantor.com

if to Sponsor, to it at:

Cantor EP Holdings III, LLC

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email : CantorEquityPartners@cantor.com

if to the Company, PubCo or, after the Cayman Closing, SPAC, to it at:

c/o AIR Limited

Festival Office Tower

Dubai, PO Box 117613

United Arab Emirates

Attention: Mary-Ann Orr and Ronan Barry

Email :

(c) Entire Agreement. This Agreement (together with the other Ancillary Documents, the BCA and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Waiver of Claims Against Trust; Governing Law; Jurisdiction; Specific Performance. Sections 12.1, 13.4 and 13.6 of the BCA shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of SPAC, the Company, PubCo and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of the Founder Shares or the Private Placement Shares to any Permitted Transferee, Sponsor shall, by providing notice to SPAC and the Company prior to such transfer, transfer its rights and obligations under this Agreement with respect to such Founder Shares and/or Private Placement Shares to such Permitted Transferee so long as such Permitted Transferee (other than a Permitted Transferee pursuant to Section 7(c)(vi) of the Insider Letter) agrees in writing to be bound by the terms and conditions of this Agreement. Any purported assignment in violation of this Section 14(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Subject to Section 11.3 of the BCA, each party hereto will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Cayman Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 14(j).

(k) Capacity as Shareholder. Sponsor signs this Agreement solely in its capacity as a shareholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to (i) restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of SPAC, acting in such Person’s capacity as a director or officer of SPAC (it being understood and agreed that the BCA contains provisions that govern the actions or inactions by the directors and officers of SPAC with respect to the Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of SPAC that is otherwise permitted by, and done in compliance with, the terms of the BCA (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a shareholder of SPAC).

(l) Affiliates. In this Agreement, the term “Affiliates,” when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Affiliates of Sponsor shall only include Cantor Fitzgerald & Co. and Persons directly or indirectly controlled by Cantor Fitzgerald & Co., and Sponsor and SPAC (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(m) No Recourse. Neither SPAC nor any of the past, present or future SPAC Shareholders (other than Sponsor or any Permitted Transferee thereof), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(n) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(o) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

SPONSOR:

CANTOR EP HOLDINGS III, LLC

By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer

SPAC:

CANTOR EQUITY PARTNERS III, INC.

By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

COMPANY:

AIR LIMITED

By:	/s/ Tamir Saeed
Name:	Tamir Saeed
Title:	Director

PUBCO:

AIR HOLDINGS LIMITED

By:	/s/ Mary-Ann Orr
Name:	Mary-Ann Orr
Title:	Director

[Signature Page to Sponsor Support Agreement]